FIRST
                                              CHARTER
                                          CORPORATION
22 Union Street North
P.O. Box  228
Concord, NC 28026-0228
(704)786-3300

Lawrence M. Kimbrough
President and
Chief Executive Officer           Transmitted Via Fax





                               June 27, 1997

Board of Directors
Carolina State Bank
316 South Lafayette Street
Shelby, North Carolina 28150-5352

Attention:    Charles Harry
              Chairman of the Board

Members of the Board:

Thank you for the opportunity to consider a combination of Carolina State Bank and First Charter Corporation. Given the dynamics of the greater Charlotte market and of our two companies, we believe that this merger makes strong strategic sense. In this letter we will outline the preliminary terms under which we would like to continue discussions.

Since 1993, First Charter's strategic vision has been to capitalize on our presence in one of the nation's fastest growing markets to become one of the nation's top performing banking companies. In short, we have endeavored to be a growth company. We have been fortunate in that our efforts have produced returns on assets that have placed us in the top 25 most profitable banking companies nationwide in 1994, 1995 and 1996. During this period, our earnings per share have grown at a compound annual rate of 21%, well above that of the average banking company. The combination of our past profitability and the appeal of our market has prompted Wheat First Securities Research Analyst Chip Whittmann to name First Charter as "pound-for-pound one of the strongest banking franchises in the country."

The key to the continued attainment of our goals is furthering our community banking focus, and we believe that the addition of Carolina State Bank to our franchise is critical to our efforts. Accordingly, we have aggressively examined the potential benefits that can be derived from the transaction and have incorporated these in our proposal of 1.023 shares of First Charter Corporation Common Stock for each share of Carolina State Bank Common Stock, including all stock options and warrants outstanding this date. Based on a recent closing price of First Charter Common Stock of $21.75 per share, this would equate to a value per share equal to $22.25 for each Carolina State Bank share. This offer, intended to be a tax-free exchange, would give Carolina State Bank shareholders a 68% premium to their current market price.

To provide assurance of the underlying value of this proposal to the shareholders of Carolina State Bank, we would suggest the incorporation of a formula in the definitive agreement providing for a threshold price of First Charter Corporation Common Stock. If the average trading price of First Charter stock prior to the time of the consummation of the merger were to decline below that threshold price, the board of Carolina State Bank would have the right to terminate the agreement. Our suggestion would be that the threshold price for First Charter Corporation Common Stock be set at $20.00 per share. The average trading price would be based on the average of the daily price of First Charter stock for the 20 consecutive trading days ending the date that is four business days before the consummation date of the merger.

We condition this offer on the issuance of an option to purchase a number of shares of Carolina State Bank Common Stock equivalent to 19.9% of the issued and outstanding shares of Carolina State. The option price would be $13.25 per share, which was the bid price quoted for Carolina State Bank Common Stock as of June 26, 1997. Such stock option is set forth in the form of a Stock Option Agreement delivered with this letter and is to be executed at the time of acceptance by you of this preliminary proposal.

The combination of our companies would create the Charlotte region's super-community bank. The company would have more than $700 million in assets. From a shareholder perspective, the company would have a market capitalization of approximately $190 million and a pro forma average weekly trading volume of over 11,000 shares. Further, our assumptions are based on a conservative price for First Charter Common Stock relative to other banking companies. Accordingly, we believe that we are allowing for substantial upside potential as the value of our combined franchise is recognized.

The addition of Carolina State Bank and its dynamic markets will represent a significant portion of the First Charter franchise going forward. As a result, we believe that it is important to add three Carolina State Bank directors to the First Charter Corporation Board of Directors. It is our intention to invite you, Mr. Dedmon and Mr. Godbold to become holding company directors of First Charter immediately following the consummation of the merger.

This proposal is, of course, preliminary and is subject to, among other things: (i) satisfactory completion of due diligence; (ii) receipt of all regulatory and shareholder approvals; (iii) receipt of an opinion that the transaction may be accounted for as a pooling of interests; (iv) receipt of an opinion that the transaction will constitute a tax-free reorganization; (v) the effectiveness of a registration statement filed with the Securities and Exchange Commission with respect to the First Charter Corporation Common Stock to be issued in the transaction; and (vi) negotiation of a definitive agreement providing for the acquisition and containing terms and conditions of closing that are customary to transactions of this type.

We are excited about this opportunity and believe that we have constructed an offer that provides immediate full value for the Carolina State Bank shareholders, that gives your shareholders the opportunity to receive cash dividends, as declared, that provides dramatic improvement in stock liquidity and that offers significant longer-term value. Given the importance of Carolina State Bank to the combined company, we would like to discuss the role of management, board and employees going forward.

We look forward to hearing from you, and, if we can answer any questions, please do not hesitate to call.

                             Sincerely,

                            /s/ LAWRENCE M.KIMBROUGH



LMK/acf

Accepted and agreed to this 30th day of June, 1997

/s/ CHARLES HARRY
    Charles Harry
    Chairman of the Board